Exhibit 5.1

February 16, 2024

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to TriLinc Global Impact Fund, LLC a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and sale by the Company from time to time of up to $40,000,000 in aggregate amount of any combination of Class A, Class C, Class I, Class W and Class Y units of limited liability company interests of the Company (the “Units”), issuable pursuant to the Company’s distribution reinvestment plan (the “Plan”) as described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 16, 2024 and the prospectus contained therein (the “Prospectus”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Units.  We have also relied as to factual matters upon the accuracy of representations and certificates of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware Limited Liability Company Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware Limited Liability Company Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Plan, (i) the Units will be legally issued, and (ii) the purchasers of the Units will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Units) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Units.

This opinion is furnished to you in connection with the filing by the Company of the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

 Very truly yours,

                                 /s/ Morrison & Foerster LLP

                   Morrison & Foerster LLP